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                         SETTLEMENT AND GENERAL RELEASE

This Settlement and General Release ("Agreement") is entered into effective as of March 4, 1996 (the "Effective Date") by and between SGI International ("SGI") and the A. H. Kerr Foundation ("Foundation").

                                    RECITALS

A. Foundation loaned SGI at various times during 1995 and during early 1996 an amount of money, the principal amount of which as of March 1996, approximated three hundred and fifty four thousand dollars ($354,000) (the "Loan"). Each of the loans was memorialized by the issuance by SGI of Promissory Notes (the "Notes"), with an interest rate of ten percent (10%) , payable on December 31, 1996.

B. The Foundation agreed to convert the Loan into the common stock of SGI International by using the Loan to purchase common stock. As part of that conversion the Foundation entered into an Acquisition Agreement dated March 4, 1996, and agreed to surrender all Notes.

C. One of the Notes was lost and the parties desire to consummate the Acquisition Agreement by entering into this Agreement to provide for a surrender, cancellation of the one lost note for $50,000, as well as the cancellation and release of all obligations under the other notes that were surrendered.

                                    AGREEMENT

         NOW THEREFORE, in consideration of the matters set forth in the Recitals and for other good and valuable consideration the parties hereto agree as follows:

1. ACQUISITION. The parties agree that the Foundation has tendered all of the Notes, except for one for $50,000, which is apparently misplaced. Since the Acquisition Agreement requires the surrender of all of the Notes as a precondition to the issuance of SGI's stock to the Foundation the obligations of SGI under the Acquisition Agreement have not been performed. The parties intend to substitute this Release in place of requiring that the last of the Notes be surrendered to SGI for cancellation and SGI shall then perform its obligations under the Acquisition Agreement.

2. WARRANTY. Each of the parties hereto represent and warrant to the other that to the extent of his or its knowledge, the recitals set forth herein are true, correct, and accurate.

                                 EXHIBIT 28.9.1
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3.       CLAIMS. As used herein, "Claims" shall mean any and all claims, demands, agreements, contracts, covenants, representations, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, fees, costs, expenses, accounts, damages, judgments, losses, injuries and liabilities of whatsoever kind or nature in law, equity or otherwise, present or future, known or unknown, suspected or unsuspected, asserted or unasserted, whether against any party hereto or not, and whether or not concealed or hidden, based upon any facts, acts, or omissions occurring prior to the date hereof in any way involved in or related to any of the matters which are or were the subject of, or directly or indirectly involved with the facts relating or comprising this Agreement.

4. RELEASE. Foundation, on behalf of itself, including assignees, representatives, agents, or successors (collectively the "Releasors") do hereby and forever remise, release and discharge SGI and any of its agents or representatives, and any successors of and from any and all Claims, and in particular any claims relating to the Notes, which any of said Releasors have, have had, may have had, or now have or hereafter, can shall or may have against SGI or any of its officers, directors, representatives or successors.

5. WAIVERS. IT IS EXPRESSLY UNDERSTOOD THAT Section 1542 of the Civil Code of California provides as follows:

             "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

             The provisions of Section 1542 of the Civil Code of California, if in any way applicable to this Release, as well as any similar provisions of the law of California or any other jurisdiction, ARE HEREBY KNOWINGLY AND VOLUNTARILY WAIVED AND RELINQUISHED by all parties hereto, and each of them. Each of the parties acknowledges that he, she, or it, or his, her, or its representatives, may hereafter discover facts in addition to or different from those which he, she, or it now believes concerning the subject matter of this General Release, and that notwithstanding any such new or different facts, this General Release shall remain in full force and effect and shall not be challenged in any way or sought to be voided or avoided. Such parties acknowledge and agree that this waiver is an essential and material term of this Release without which consideration agreed to have been given by each of the parties would not have been delivered or agreed to by the parties. All of the parties have been advised of their respective rights by legal counsel regarding this General Release and this waiver and understand and acknowledge its significance and the consequence of the release and waiver of Section 1542.

6. NO ADMISSIONS. The parties hereby acknowledge and agree that this is a compromise settlement, which is not in any respect nor for any purpose to be deemed or construed to be, or in any way to be used as evidence of any admission or concession of any liability whatsoever on the part of any of them or any other person,

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         firm or corporation whatsoever.

7. FURTHER REPRESENTATIONS AND WARRANTY. Each of the parties hereto warrants and represents that such party has not assigned or in any way conveyed, transferred or encumbered all or any portion of the Claims or other rights covered by this General Release and that this General Release has been duly authorized, executed and delivered on behalf of each party and is valid and enforceable against such party in accordance with its terms and each party further acknowledges and agrees that these warranties and representations are an essential and material term of this General Release without which consideration would not have been given and delivered.

8. ATTORNEYS FEES. Each party agrees to bear all of its own costs and attorneys' fees and all other costs with respect to the matters described in this General Release.

9. GOVERNING LAW. This General Release is made and entered into in the State of California and is to be governed by and interpreted in accordance with the laws of the State of California.

10. INTERPRETATION. If there is any dispute with respect to this General Release the interpretation of the words herein shall be made with respect to the fair meaning of the words and not for or against any party because one party drafted the document.

11. COUNTERPARTS. This General Release may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have this day and year executed and delivered this instrument.

SGI International                          A. H. Kerr Foundation

By:/s/ Joseph A. Savoca                    By: /s/William A. Kerr
- - ----------------------------------         -------------------------------
Joseph A. Savoca, President                William A. Kerr, Vice President

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